LJM Funds Management, Ltd.

CODE OF ETHICS

Adopted: July 11, 2012

This Code of Ethics (the “Code”) and Insider Trading Policy have been adopted by LJM Funds Management, Ltd. (“LJMFM”).  Currently LJMFM serves as investment manager to registered funds and in the future LJMFM may also serve as an investment manager to other pooled investment vehicles (collectively, the “Funds”).  This Code sets forth LJMFM’s policies and procedures regarding its duty of loyalty to Clients.  The Code is designed to comply with all federal securities laws including all of the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  This Code has been adopted for the purpose of instructing all employees, officers, and directors of LJMFM in their ethical obligations and to provide rules for their personal securities transactions.  All such persons owe a fiduciary duty to the LJMFM’s clients.  A fiduciary duty means a duty of loyalty, fairness and good faith towards the clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.  These general principles are:

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The duty at all times to place the interests of clients and the Funds first;

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The requirement that all personal securities transactions be conducted in a manner consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility;

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The requirement that all personal securities transactions also comply with the LJMFM Insider Trading Policy;

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The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions or of their relationship with clients;

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The requirement that personal trading activities of the employees, officers, and directors of LJMFM be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

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The requirement that LJMFM personnel report conflicts between their personal interest and the interests of the Funds to the Chief Compliance Officer (the “CCO”);

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All LJMFM personnel have a duty to promptly report to the CCO any contravention of these policies regarding personal trading accounts that comes to their attention and to cooperate in any investigation relating to possible breaches of these policies.  Any breach of these policies may result in disciplinary action.

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The CCO will review the Code at least annually and make amendments as necessary.  The CCO must provide a copy of the Code to each person covered by the Code.

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All LJMFM personnel must familiarize themselves with the Code and acknowledge receipt of the Code at least annually by returning the Acknowledgement attached hereto.

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All persons covered by the Coe must comply with applicable U.S. federal securities laws at all times.

DEFINITIONS

Access Persons: include (i) all officers, directors, and Employees of LJMFM; and (ii) all retired officers who have access to information about investments of an LJMFM Fund.

Beneficial Interest:  ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

Chief Compliance Officer:  J. Scott Sykora

Employee Account:  each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.  An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

Employees:  the employees, officers and directors of LJMFM.  The CCO will maintain a current list of all Employees.

Exempt Transactions:  transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an automatic investment plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell.

Excepted Securities: : (i) securities that are direct obligations of the U.S. Government; (ii) CDs, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of registered open-end investment companies.

Securities:  any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following:  1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality short-term debt instruments, including repurchase agreements, and 5) shares of unaffiliated registered open-end investment companies.

Transaction:  the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.  The term Transaction does not include transactions executed by LJMFM for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

GENERAL CODE CONCEPTS

A. CONSEQUENCES OF NON-COMPLIANCE

You are reminded that compliance with the letter and intent of the Code and Insider Trading Policy is essential to your continued affiliation with the LJMFM. Any violation of the Code or Insider Trading Policy, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

B. COVERED PERSONS, ACCOUNTS, SECURITIES AND TRANSACTIONS

1.

Who is Covered by the Code?

The Code covers all Access Persons. The Code works by prohibiting some transactions and requiring pre-clearance and reporting of most others.

2.

What Accounts and Transactions Are Covered?

The Code covers all of your personal securities accounts and transactions. It also covers all securities and accounts in which you have Beneficial Interest or any direct or indirect influence or control.  A transaction by or for the account of your spouse or any other family member living in your home is considered to be the same as a transaction by you.  Also, a transaction for any account in which you have any economic is generally considered the same as a transaction by you.  For example, if you invest in a corporation or other entity that invests in securities, that entity’s securities transactions are considered yours, if you control the entity or have or share control over its investments (e.g., investment clubs).  In a similar way, securities transactions of a trust or foundation in which you have an economic interest and of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets.  If it is not clear whether a particular account or transaction is covered, you must ask the CCO for guidance.

3.

What Securities Are Not Covered by the Code?

You do not need to pre-clear or report transactions in Excepted Securities, in other words: (i) securities that are direct obligations of the U.S. Government; (ii) CDs, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of registered open-end investment companies.

4.

What Transactions Are Prohibited by the Code?

A. Front-running: Trading Ahead of a Fund or Client

You cannot front-run any trade of a Fund or client. The term “front-run” means trading on the basis of non-public market information regarding a contemplated transaction by a Fund or client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Thus, you may not (i) purchase a security if you intend, or know of LJMFM’s intention, to purchase that security or a related security on behalf of a Fund or client, or (ii) sell a security if you intend, or know LJMFM’s intention, to sell that security or a related security on behalf of a Fund or client. In addition to other penalties that might apply, you will be expected to give up any profits on front-running transactions to LJMFM for the benefit of the affected Funds or other clients.

B. Scalping.

You cannot purchase a security with the intention of recommending that the security be purchased for a Fund in a manner that results in a profit for you.

C. Trading Parallel to a Fund or Client

You cannot buy a security if you know that the same or a related security is being bought by a Fund or client, or sell a security if you know that the same or a related security is being sold by a Fund or client.

D. Trading Against a Fund or Client

You cannot (i) buy a security if you know that a Fund or client is selling the same or a related security, or has sold the security within the 15-day period before the Transaction or (ii) sell a security if you know that a Fund or client is buying the same or a related security, or has bought the security within the 15-day period before the Transaction. In addition to other penalties that might apply, you will be expected to give up any profits you make from trading against a Fund or a client to LJMFM for the benefit of the affected Funds or clients.

E. Use of Proprietary Information

You cannot buy or sell any security if you have information obtained in the course of your employment with the LJMFM concerning the security which you have not reported to the CCO.

F. Securities Sold in an Initial Public Offerings and Limited Offerings

You cannot buy securities in any initial public offering, or a secondary offering by an issuer or transact in options unless you get prior approval of the CCO.

G. Short-Term Trading

You cannot engage in short-term trading (e.g., purchase and sale of the same (or equivalent)) security within sixty (60) calendar days unless you get prior approval of the CCO. Transactions will be matched with any opposite transactions within the most recent 60 calendar days.

I. Short-Selling

You are prohibited from selling any security that you do not own or otherwise engage in “short-selling” activities unless you get prior approval of the CCO.

J. Hedge Funds and Investment Clubs

Investing in hedge funds or investment clubs is prohibited unless you get prior approval of the CCO.

C. PRE-CLEARANCE REQUIREMENTS

Access Persons are required to obtain pre-clearance for all personal securities transactions from the CCO except for transactions in Excepted Securities.

Generally, the purchase of a specific Security will not be approved if the Security is under active consideration, if it has been on the buy list for less than 7 days, or if there is an active purchase program ongoing. Generally, the sale of a specific Security will not be permitted if it is held in any Fund accounts and is currently being considered for sale, or is in the process of being sold or trimmed.

The pre-approval process and restrictions will help to insure that: (i) our clients have first access to our investment ideas; (ii) the Security in question is not under active consideration; and (iii) a buy or sell program is not underway.

1.

How long does the pre-clearance last?

A pre-clearance is good for 24 hours unless same day execution is required as noted on Schedule C.  Additionally, a clearance may be extended in special circumstances.

2.

What form do I use to pre-clear a trade?

You must fill in the pre-approval form (Schedule C) and give it to the CCO who will review the Transaction(s) to check whether LJMFM is engaged in a buy or sell program or if the Security is being actively considered for purchase or sale.

D. PROHIBITED TRANSACTIONS

1.

Private Placements/Limited Offerings/Limited Partnerships/Short Sales/Commodities/ Options/Hedge Funds/Investment Clubs

An LJMFM Employee may not purchase limited partnership interests, securities in a private placement/limited offering, futures, options, hedge funds, short sales and commodities contracts and engage in investment clubs unless he/she receives prior approval of the CCO.  Under normal circumstances, investments with short-term investment horizons are discouraged.

2.

Initial Public Offerings

An LJMFM Employee may not purchase any security in an initial public offering. This restriction ensures that an LJMFM Employee does not cause a violation of applicable broker-dealer rules relating to new issues.

3.

Short Term Trading

An LJMFM Employee may not profit from the purchase and sale of the same (or equivalent) security within sixty (60) calendar days, with the exception of high quality short-term debt instruments. Transactions will be matched with any opposite transaction within the most recent 60 calendar days. This restriction does not apply to trading within a shorter period to avoid losses if you do not violate any other provisions of this Code. If you violate this section you will be expected to give up all profits from these short-term trading transactions to LJMFM for the benefit of the affected Funds or other clients. If LJMFM cannot determine which Fund(s) or client(s) were affected, the proceeds will be donated to a charity chosen by LJMFM.

E. SPECIFIC RULES ARE NOT EXCLUSIVE

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an employee's personal account, the CCO should be consulted.

F. ILLEGAL ACTIVITIES

As a matter of policy and the terms of each Employee’s employment, the following types of activities are strictly prohibited:

1.

Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which LJMFM or any Fund or client is a participant;

2.

Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements LJMFM has made to such person, in light of the circumstances under which they are made, not misleading;

3.

Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a Fund; and

4.

Causing LJMFM, acting as principal for its own account or for any account in which LJMFM or any person associated with LJMFM, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

G. GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS

Access Persons shall immediately report any employment of relatives (a spouse; parent; grandparent; natural or adopted child; aunt or uncle; and brother or sister (including step and adoptive relationships)) by any brokerage firm.

If an investment opportunity is brought to an Access Person in his/her capacity as an employee of LJMFM, the Access Person must consult with the CCO before entering into the Transaction to confirm that LJMFM does not wish to take advantage of the opportunity.

H. RESTRICTIONS ON SERVING AS FIDUCIARY/DIRECTOR

Access Persons shall not accept appointments as trustee, executor, administrator, guardian, conservator, investment advisor, partner, director, or other fiduciary without prior approval of the CCO. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported. In addition, this prohibition does not apply to service as a trustee or director of a charitable organization.

I. GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when LJMFM or an Employee of LJMFM accepts or gives a gift, entertainment, or other items of value, LJMFM places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral.

1.

Gifts to LJMFM Employees

No Employee may receive gifts from a Client or vendor of more than a nominal value. The LJMFM Employee receiving a gift of more than nominal value must report the gift to the CCO.  The CCO will review gifts of more than nominal value for suitability. While the CCO may grant exceptions under certain circumstances, gifts of more than $100 are generally not suitable.

2.

Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees of LJMFM. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on LJMFM.

Vendor or Client in Attendance. Acceptance of an occasional invitation from a client or vendor for a meal or event is within the guidelines of this Code. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.

Vendor or Client is Not in Attendance. If the vendor or client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of nominal value, unless the CCO grants an exception.

3.

Gifts Sent by LJMFM

LJMFM may send gifts to its clients of a nominal value to commemorate a special event. Gifts may not be made by an Employee to any LJMFM client, investor, or vendor without written permission of the CCO. The CCO will determine the suitability of all gifts in advance of the gift(s) being made.

4.

Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a client or vendor or any other entity that does business with or on behalf of the firm.

J. POLITICAL CONTRIBUTIONS

Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act of 1940, as amended, prohibits investment advisers from making greater than de minimis political Contributions (as defined below) to elected officials who are responsible for hiring, or can influence the hiring of, investment advisers to manage the assets of a state or municipal Government Entity (i.e., pension plans, retirement plans, tuition plans).  Any political Contributions to an elected official (including candidates for office) in violation of the Rule will trigger a two-year time out period during which the investment adviser will be prohibited from receiving compensation for providing advisory services to the Government Entity.  In order to comply with the Rule, the Firm has adopted the below policies and procedures relating to political Contributions.

Except where otherwise stated, this Political Contributions Policy shall apply to (i) the Firm, (ii) any general partner, principal or executive officer, or individual with a similar status or function, of the Firm, (iii) any employee of the Firm other than employees performing exclusively clerical or administrative functions, and (iv) any political action committee controlled by the Firm or any of its employees (each, a “Covered Person”).

This Political Contributions Policy also applies to a Covered Person’s Family Members.  “Family Member” includes a Covered Person’s spouse or domestic partner, as well as any minor children or other dependents residing in a Covered Person’s home.

Any officer, director or employee of an affiliate of the Firm that supervises, directly or indirectly, any employee of the Firm or an affiliate who solicits a Government Entity for the Firm is also a Covered Person and therefore subject to the requirements of this Political Contributions Policy.

PROCEDURES

Prohibited Contributions and Solicitations

No employee or other personnel of the Firm may make a Contribution for the purpose of influencing the decision by any person or entity to invest in any pooled investment vehicle advised by the Firm (collectively, the “Funds”) or to otherwise hire the Firm as an investment adviser or conduct business with the Firm or the Funds.

In addition, the Firm, all Covered Persons of the Firm are prohibited from:

1.

 (1)

Making any Contribution to an incumbent, candidate or successful candidate for elective office of a state or municipal Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser.  Additionally, no Contribution should be made to any candidate for federal office if at the time of the Contribution such candidate is a state or municipal official that is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser.  However, you may make a Contribution to such incumbent, candidate or successful candidate if you are eligible to vote for the person and such Contribution, together with all other Contributions to such official, candidate or successful candidate with respect to the same election, does not exceed $350.

2.

(2)

Coordinating or soliciting any person or political action committee to make (including, but not limited to causing the Firm or a private investment fund advised by the Firm (a “Fund” to make) (A) any Contribution to an official of a Government Entity or candidate for office of a Government Entity (including any election committee for such official or candidate) or (B) any payment (including any gift, loan, advance or anything of value) to a political party of a state or locality.  Firm employees and other personnel should note that coordinating or soliciting Contributions can include actions that can be interpreted as supporting an official or political party, including, but not limited to the use of the Firm’s name or Covered Person’s name on fundraising literature for a candidate, or the Firm or a Covered Person sponsoring a meeting or conference which features an official or candidate as an attendee or guest speaker and which involves fundraising for the official or candidate.

For purposes of these policies and procedures:

“Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of a successful candidate for state or local office.

“Government Entity” means any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (the “Code”), or a state general fund; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “qualified tuition plan” authorized by section 529 of the Code, a retirement plan authorized by section 403(b) or 457 of the Code, or any similar program or plan; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Disclosure and Pre-clearance

All Contributions must be disclosed and approved by the Firm’s CCO in writing in advance of any Contribution being made.  Generally, it is the Firm’s policy to permit any proposed Contribution so long as it does not cause a violation of the Rule or this Political Contributions Policy or a reasonably foreseeable violation of the Rule or this Political Contributions Policy based on current or future prospective clients of the Firm. However, the CCO may also prohibit any proposed Contribution that is deemed by the CCO to raise a risk of violating the Rule, this Political Contributions Policy, or for any other reason whatsoever.

Written requests for pre-clearance of Contributions shall be made using the Political Contribution Pre-Clearance Form attached to this Political Contributions Policy as Schedule A.

Quarterly Reporting

Additionally, on a quarterly basis, the CCO shall obtain an acknowledgment from all Covered Persons that they are aware of this Political Contributions Policy and in compliance, and such Covered Persons shall verify all Contributions made in the past quarter by such Covered Persons, including the dates on which such Contributions were made and whether any such Contribution was the subject of the exception for certain returned Contributions pursuant to Rule 206(4)-5(b)(3) (which provides a limited means to cure certain contributions made by a Covered Person by returning such contributions).  All quarterly reports shall be made using the Quarterly Political Contributions Report and Acknowledgement Form attached to this Political Contributions Policy as Schedule B.

New Covered Persons

In advance of becoming a Covered Person, whether as a new hire or by promotion, a potential Covered Person must disclose in writing to the CCO all Contributions to any official of a Government Entity or candidate for office of a

Government Entity (including any election committee) made by the Covered Person during the two years prior to potentially becoming a Covered Person.

New Government Entity Investors

In advance of admitting a Government Entity as an investor in a Fund or accepting a Government Entity as a client, the CCO shall review records of Contributions made within two years of the date of the investor’s admission or acceptance to determine whether any Contributions have been made to any official of the Government Entity.

Confidentiality

The Firm respects the rights of its personnel to lawfully contribute to the political process and will keep the information provided under this Political Contributions Policy confidential, subject to the rights of inspection of all regulatory and licensing bodies or as any disclosure may become necessary or advisable in the operation of the Firm, including disclosures at the request of representatives of investors and potential investors who are government clients, pension funds, or their fiduciaries if requested to do so.

Compliance with Other Laws

It should not be assumed that pre-clearance or approval under this Political Contributions Policy is confirmation that an employee or other personnel are complying with any applicable campaign finance or other applicable laws and each such person is urged to consult such advisors or counsel as appropriate on such laws.  With respect to investors and potential investors that are state or local entities additional or different state or local rules may apply.  Before admitting an investor that is a state or local entity, the Firm’s General Counsel and CCO shall review applicable rules and regulations applicable to that investor and determine whether additional policies or procedures are advisable.

Violations

If any Firm personnel become aware of a violation of this Political Contributions Policy, they must immediately notify the CCO.  In the event a Covered Person makes a Contribution in violation of this Political Contributions Policy or the Rule, the Covered Person agrees to take all reasonable efforts to prevent the triggering of a two-year time out period, including actively seeking the return of the Contribution.

Indirect Contributions

Firm personnel should be aware that the Rule prohibits the Firm and its Covered Persons from doing anything indirectly which, if done directly, would result in a violation of the Rule and this Political Contributions Policy.  Firm personnel should be mindful of these provisions and should be aware that soliciting a person, such as a family member or friend, to make a Contribution may also be a violation of the Rule and this Political Contributions Policy.  Similarly, Contributions made to an entity that will use the funds to support a candidate for office of a Government Entity could be a violation of this Political Contributions Policy and the Rule.  Further, use of firm resources (such as office space, telephones, etc.) in connection with volunteer activities could be a violation of this Political Contributions Policy and the Rule.  In addition, a Fund may not make a payment that, if made by the Firm, would violate this Political Contributions Policy or the Rule.  Firm personnel should consult the CCO if they have any questions about whether a contribution, payment or activity would be prohibited or restricted by this Political Contributions Policy or the Rule.

Placement Agents or Solicitors for Government Entities

Any placement agents or solicitors that are paid (including by gift, loan, advance or anything of value) by the Firm on or after September 13, 2011, either directly or indirectly, to solicit a Government Entity must be either (i) an investment adviser registered with the Securities and Exchange Commission (the “SEC”) that has not, and whose Covered Persons have not, within two years of such solicitation (A) made a Contribution to an official of that Government Entity, other than as permitted by the Rule; or (B) coordinated or solicited any person or political action committee to make any Contribution or payment described in paragraphs (a)(2)(ii)(A) and (B) of the Rule; or (ii) a broker or a dealer that is registered with the SEC and is a member of a national securities association registered under section 15A of the Securities Exchange Act of 1934, as amended, provided that the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made; and the SEC, by order, has found that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the Rule imposes on investment advisers and that such rules are consistent with the objectives of the Rule; or (iii) an executive officer, general partner, principal (or, in each case, a person with a similar status or function), or employee of the Firm.  The CCO is responsible for ensuring that payments to placement agents or solicitors are consistent with these requirements.

RECORDKEEPING REQUIREMENT

The Firm’s Recordkeeping and Policies and Procedures contain certain requirements with respect to the Firm’s and its personnel’s political contributions.  Firm personnel should refer to the Recordkeeping Policies and Procedures for additional guidance and information.

RESPONSIBILITY

The CCO shall be responsible for administering this Political Contributions Policy.  If you have any questions about this Political Contributions Policy, please contact the CCO.

K. PROHIBITION ON OTHER CONFLICTS OF INTEREST

No Access Person shall engage in any Transaction whether or not specified in this Code in which he/she has a financial interest adverse LJMFM or the Funds, or which has the appearance of creating a conflict of interest with LJMFM or the Funds or the gaining of a financial benefit to the Access Person or an Employee Account by virtue of his/her relationship with LJMFM.

L. DUTIES OF CONFIDENTIALITY

LJMFM and its Employees may receive confidential information from their clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Funds, LJMFM, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

Procedures Regarding Use and Treatment of Confidential Information.

No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

Treatment of Confidential Information. LJMFM encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with LJMFM, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

M. REPORTING

1.

Background and Conflicts of Interest

A.

Importance of Reporting.

Compliance with the following personal Securities Transaction reporting procedures is essential to enable us to meet our responsibilities to LJMFM and to comply with regulatory requirements. Access Persons are expected to comply with both the letter and spirit of these requirements.

B.

Certification of Compliance

Upon employment and annually thereafter by January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.

C.

Disclosure of Beneficial Ownership of a Security When Making Recommendations

If you have any beneficial ownership in a security and you recommend to LJMFM that the security be considered for purchase or sale by a Fund or client you must disclose your Beneficial Interest to the CCO in writing before or simultaneously with the recommendation. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

D.

Exceptions

Where the CCO determines that strict compliance with certain of the specific rules would be detrimental to LJMFM’s interests or the limitations on an Employee’s legitimate interests that would result would not be justified by resulting protection of LJMFM’s and Funds’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

2.

Securities Pre-Clearance – Schedule C

All trades except those in Excepted Securities by Access Persons must be pre-cleared by the CCO.  Pre-clearance requests should be submitted using Schedule C.

3.

Monthly Securities Transactions Reports – Schedule D

Each Access Person shall file with the CCO not later than ten (10) days after the end of each month the information below on the form attached as Schedule D: (Reminder: a “Security” does not include direct obligations of the U.S. Government, CD’s, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.)

1)	The date of the Transaction, Security name/type/ticker symbol (Common, Bond – interest rate and maturity date), and the amount;

2)	The name of the account in which the Transaction was completed;

3)	The nature of the Transaction;

4)	Market cap of the security;

5)	The price at which the Transaction was effected; and,

6)

The name of the broker, dealer, or bank with or through whom the Transaction was effected (if the Access Person established a new account during the month include the date the account was established).

4.

Initial and Annual Securities Holdings Reports – Schedule E

An Access Person must file an initial holding report on Schedule E within ten days of being employed by LJMFM and annually thereafter a holding report dated December 31 by January 30. Initial and annual reports on Schedule E must include a brokerage or custodian statement issued by a broker/dealer or bank.

5.

Dividend Reinvestment Plans

If an Access Person participates in a dividend reinvestment plan for a Security, shares issued under the plan should be reported annually on Schedule C in lieu of Schedule D. Shares issued under the cash purchase option should be pre-cleared (if required) and reported each month on Schedule D.

N. RETENTION OF REPORTS AND OTHER RECORDS

The CCO will maintain at LJMFM’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The CCO will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

Acknowledgment

I have received the Code of Ethics (the “Code”) of the Firm and have read it and understand it.

I understand that I am responsible for complying with the policies and procedures in the Code.  I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

Printed Name
Signature	Date

Schedule A

POLITICAL CONTRIBUTION PRE-CLEARANCE AND FORM

1.

LJMFM Employee:  ______________________________________________

2.

Amount of proposed contribution: _____________________________________

3.

Name of recipient (i.e., official, candidate, election committee):  __________________

4.

Office that candidate is seeking (including jurisdiction): ____________________

5.

Does the candidate/official currently hold office? _______________________

If yes, describe the office the candidate/official currently holds:  ______________

__________________________________________________________________

6.

Name of individual/entity soliciting the contribution, if any:  ________________

_________________________________________________________________

7.

Prior contributions to this candidate/official (in past 12 months):_______________

_________________________________________________________________

8.

Can employee vote in election?

YES __________

      NO __________

9.

Does the employee believe the above official/candidate is a political official with the power to influence or control the investment of a Government Entity or is a candidate running for such office?

YES __________

NO __________

Employee Signature

__________________________________

_____________________________

Name (Print)

Date

__________________________________

Signature

Chief Compliance Officer Approval

___________________________________

______________________________

Signature            Date

Schedule B

QUARTERLY POLITICAL CONTRIBUTIONS REPORT AND ACKNOWLEDGEMENT FORM

This report has been completed for the calendar quarter ended _____________.

Please list all political contributions you made during the calendar quarter referred to above.  Include the date, recipient name and title, title of the prospective office of any recipient that is a candidate for office, and amount of any such political contributions.  This report and acknowledgement form must be returned to the Chief Compliance Officer no later than 20 days after the end of the calendar quarter.

If this is your first report, you must disclose below all contributions to any official of a government entity or candidate for office of a government entity (including any election committee) made by you during the twelve months prior to the date you were required to submit this report.

Date of Contribution	Name of Recipient (including individual, political party, or political action committee)	Title of Recipient (including any city/county/state or other political subdivision)	Title of Prospective Office (including any city/county/state or other political subdivision)	Amount
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________
___________	________________	_________________	___________________	________

Check here if you did not make any political contributions during the calendar quarter referred to above:

The undersigned employee certifies that the provisions of the Firm’s Political Contributions Policy have been complied with.

Employee Signature

_____________________________________

_________________________

Name (Print)

Date

_____________________________________

Title

_____________________________________

Signature

Schedule C

SECURITIES TRANSACTIONS PRECLEARANCE FORM

Employee Name _________________________

Date ___________________

Name of Account ________________________

Purchase, Sale, or Gift	Security	Price	Market Cap.	Tax Loss	Checked Trading Activity	Same Day Execution Required	Approved	Comments

Signed		Date	Time
	CCO		(Approval expires 24 hours from this date and time, unless same day execution is required)

Schedule D

SECURITIES TRANSACTIONS REPORT	COMPLIANCE REPORT:	«EmployeeName»

This report of personal Securities Transactions pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940 or Rule 17j-1(c) of the Investment Company Act of 1940 must be completed and submitted to the CCO not later than 10 days after the end of each month. Refer to the Code for further instructions.

Trade Date	Name of Account *	Buy, Sell Or Other	Security Name, Ticker and Type (Preferred, Common) Bond Name and CUSIP – Include interest rate and maturity date	Market Cap over $1billion/ $400 million for non-U.S. issuer (yes/no)	Quantity	Price	Principal Amount	Broker-Dealer or Bank	Pre-Cleared thru Compliance Dept. (Date or N/A)

*	For any new account opened during the month, show the date the account was established.

☐	I had no personal Securities Transactions during the preceding month that were required to be reported on Schedule D.

The report or recording of any Transaction above shall not be construed as an admission that I have any direct or indirect ownership in the Securities.

(Signature)	(Date)	(Month Ending)

Schedule E

INITIAL, ANNUAL AND UPDATED SCHEDULE OF SECURITIES HOLDINGS	«EmployeeName»

This report shall include the information below of each security holding in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for a Fund in or a client of LJMFM. In lieu of listing each security position below, you may instead attach copies of brokerage statements, sign below and return Schedule E and brokerage statements to the CCO.

Name of Account	Security Name	Security Name, Ticker and Type (Preferred, Common) Bond Name and CUSIP – Include interest rate/ maturity date	Shares/ Principal Amount	Broker-Dealer or Bank	Dividend Reinvestment (“Yes” or “No”)

To the best of my knowledge I have disclosed all of my securities holdings.

☐	I have no securities holdings to report.

☐	I have attached statements containing all my personal securities holdings.

(Signature)	(Date)	(Year Ended)